Exhibit 6.13

February 9, 2021

Matt Simpson

Brazil Potash Corp.

65 Queen Street West Suite 900

Toronto, Ontario M5H 2M5

Dear Mr. Ptolemy:

Re:                    Maturity Date Extension

Further to our recent discussions, in accordance with Paragraph 2 of the Loan Agreement, Aberdeen hereby confirms the extension of the Maturity Date of the Loan from January 2, 2021 to July 31, 2021. Aberdeen confirms no extension fee will be applied.

As of the date hereof, the aggregate amount owing to Aberdeen pursuant to the Loan Agreement is US$461,270.49, consisting of US$448,000 in Principal and US$13,270.49 in interest. All capitalized terms referred to herein have such meaning as set out in the Loan Agreement.

Kindly indicate your agreement and acceptance of the extension of the Maturity Date and amounts owing set forth herein by executing the below.

Yours very truly,

ABERDEEN INTERNATIONAL INC.

/s/ Ryan Ptolemy
Ryan Ptolemy, CFO

Accepted and agreed as of the date first written above:

BRAZIL POTASH CORP.

/s/ Matt Simpson
Matt Simpson, CEO